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                                                                     Exhibit 8.2

                             O'MELVENY & MYERS LLP
                           1999 Avenue of the Stars
                         Los Angeles, California 90067
                          Telephone:  (310) 553-6700
                          Facsimile:  (310) 246-6779


September 10, 1998


U.S. Rentals, Inc.
1581 Cummins Drive
Modesto, CA 95358

                RE:     PROPOSED MERGER OF UR ACQUISITION CORPORATION WITH
                        -------------------------------------------------
                        AND INTO U.S. RENTALS INC.
                        --------------------------

Dear Sir or Madam:

        You have requested our opinion concerning certain Federal income tax consequences of the proposed statutory merger (the "Merger") of UR Acquisition Corporation ("Merger Sub"), a Delaware corporation and wholly owned subsidiary of United Rentals, Inc., a Delaware corporation ("United Rentals"), with and into U.S. Rentals, Inc., a Delaware corporation ("U.S. Rentals").

        In connection with this opinion, we have examined such documents and matters of law and fact as we have considered appropriate, including the Agreement and Plan of Merger dated as of June 15, 1998, as amended and restated as of August 31, 1998 (the "Merger Agreement"), and the Joint Proxy Statement/Prospectus filed on September 10, 1998 with the Securities and Exchange Commission (the "Joint Proxy Statement/Prospectus"), and with your consent have relied (without any independent investigation on our part) on the representations contained in the Certificates of United Rentals and U.S. Rentals each dated September 10, 1998, and delivered in connection with the Merger.

        Based upon the aforementioned facts and representations, our review and analysis of the documents described above and the current state of the law, it is our opinion that for federal income tax purposes:

        1. The Merger will constitute a reorganization within the meaning of
   Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        2. United Rentals, Merger Sub and U.S. Rentals will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

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        3. The U.S. Rentals stockholders will not recognize gain or loss for
   Federal income tax purposes upon receipt of United Rentals common stock in the Merger, except to the extent that they receive cash in lieu of fractional shares.

        We express no opinion concerning any tax consequences of the Merger other than those specifically set forth herein.

        This opinion is based on current authorities and upon facts and assumptions as of this date. It is subject to change in the event of change in the applicable law or a change in the interpretation of such law by the courts or by the Internal Revenue Service. There can be no assurance that legislative or administrative changes or court decisions will not be forthcoming that would significantly modify this opinion. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes.
This opinion has no binding effect or official status, and accordingly no assurance can be given that the position set forth herein will be sustained by a court, if contested. No ruling will be obtained from the Internal Revenue Service with respect to the Merger.

        This opinion is furnished by us as counsel for U.S. Rentals pursuant to
Section 6.3(e) of the Merger Agreement, and is intended solely for the benefit of U.S. Rentals and its shareholders.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement of United Rentals of which the Joint Proxy Statement/Prospectus becomes a part, and of the discussion of this opinion and the reference to the name of our firm under the captions "The Merger-Material United States Federal Income Tax Consequences" and "Legal Matters" in the Joint Proxy Statement/Prospectus, without admitting that we are "experts" under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder with respect to any part of the Registration Statement.

                                        Respectfully submitted,

                                        /s/ O'Melveny & Myers LLP